Newmont Announces Second Quarter Net Income From Continuing Operations of $1.06 per Share; Quarterly Dividend Increased 50% to $0.30 per Share

This release should be read in conjunction with Newmont's Second Quarter 2011 Form 10-Q filed with the Securities and Exchange Commission on July 29, 2011 (available at www.newmont.com).

DENVER, July 29, 2011 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today announced that its second quarter 2011 attributable net income from continuing operations increased 37% to $523 million ($1.06 per share)(1) compared to $382 million ($0.78 per share) in the second quarter of 2010. Adjusted net income(2) increased 18% to $445 million ($0.90 per share) in the second quarter of 2011, from $377 million ($0.77 per share) in the second quarter of 2010.

As previously announced, based on the Company's average realized gold price of $1,501 per ounce for the second quarter of 2011, Newmont's Board of Directors approved a third quarter 2011 gold price-linked dividend of $0.30 per share(3), an increase of 50% over the $0.20 dividend paid in the second quarter of 2011, and an increase of 100% over the $0.15 dividend paid in the third quarter of 2010.

Second Quarter Highlights:

  Consolidated revenue of $2.4 billion, an increase of 11% from the prior year quarter;
  Average realized gold and copper price of $1,501 per ounce and $3.78 per pound, up 25% and 62%, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.2 million ounces and 44 million pounds, down 5% and 45%, respectively, from the prior year quarter, impacted by processing lower grade stockpiles at Batu Hijau and lower grade ore at Nevada;
  Operating cash flow from continuing operations of $414 million, 45% lower than the prior year quarter due primarily to approximately $300 million in tax payments in Indonesia related to 2010 earnings;
  Gold and copper costs applicable to sales ("CAS")of $583 per ounce and $1.34 per pound, respectively ($588 per ounce and $1.41 per pound, respectively, on an attributable basis(4));
  Net attributable CAS(4) for gold of $499 per ounce; and
  Maintaining 2011 outlook for production, CAS, and capital expenditures.

"We were pleased to announce our third dividend increase in the past twelve months. With our average realized gold price increasing by 25% since the second quarter of last year, our dividend has doubled, highlighting our commitment to delivering value to our shareholders," said Richard O'Brien, President and Chief Executive Officer. "We were also pleased with our operating performance for the quarter, with gold production consistent with our plans and operating costs trending below expectations. Coupled with the rising gold price, our strong operating performance helped generate a 37% increase in net income from continuing operations for our shareholders."

The Company is maintaining its previously announced 2011 outlook for attributable gold production of 5.1 to 5.3 million ounces at CAS of between $560 and $590 per ounce (on a co-product basis) and 2011 attributable copper production of 190 to 220 million pounds at CAS of between $1.25 and $1.50 per pound. Newmont is maintaining its 2011 attributable capital expenditure outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis. Capital spending through the first half of 2011 has been lower than expected across the portfolio, but expected to accelerate in the second half of the year.

Operations

North America

Nevada –Attributable gold production at Nevada was 357,000 ounces at CAS of $636 per ounce during the second quarter. Gold production decreased 15% from the prior year quarter due to mining and processing lower grade ore, partially offset by higher mill throughput and leach placement and the commencement of underground mining at Exodus. In addition, open pit ore tons mined increased 47% as the remediation of the Gold Quarry pit slope failure was completed. CAS increased 9% in the second quarter of 2011 from the prior year quarter due to lower production and higher diesel prices, partially offset by higher by-product credits.

The Company continues to expect 2011 attributable gold production from Nevada of approximately 1.8 to 1.9 million ounces at CAS of between $565 and $615 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 53,000 ounces at CAS of $514 per ounce during the second quarter. Gold production increased 23% in the second quarter of 2011 from the prior year quarter due to higher leach placement at Soledad and Dipolos. CAS increased 19% due to higher mining, leaching and employee profit sharing costs, partially offset by higher production and by-product credits.

The Company continues to expect 2011 attributable gold production from La Herradura of approximately 180,000 to 200,000 ounces at CAS of between $480 and $510 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 175,000 ounces at CAS of $545 per ounce during the second quarter. Gold production decreased 3% in the second quarter of 2011 from the prior year quarter due to lower leach placement at Yanacocha and La Quinua as a result of mine sequencing and lower equipment availability, partially offset by higher mill grade, throughput and recovery. Ore tons mined decreased 39% due to mine sequencing at El Tapado. CAS increased 40% in the second quarter of 2011 from 2010 due to lower production combined with higher waste mining, higher diesel prices and labor and royalty costs, partially offset by higher by-product credits and lower workers' participation costs.

The Company continues to expect 2011 attributable gold production at Yanacocha of approximately 675,000 to 725,000 ounces at CAS of between $500 and $550 per ounce.

La Zanja – Attributable gold production during the second quarter at La Zanja in Peru was 18,000 ounces.

The Company continues to expect 2011 attributable gold production at La Zanja of between 40,000 and 50,000 ounces.

Asia Pacific

Boddington – Attributable gold and copper production during the second quarter at Boddington in Australia were 205,000 ounces and 16 million pounds, respectively, at CAS of $641 per ounce and $1.94 per pound, respectively. Gold production increased 11% over the prior year quarter due to higher throughput. Copper production increased 7% over the prior year quarter due to higher throughput, partially offset by lower recovery. CAS per ounce of gold and per pound of copper increased 10% and 25%, respectively, over the prior year quarter due to higher conveyor maintenance costs, royalty and power costs, higher diesel prices and a stronger Australian dollar, (net of hedging gains), partially offset by higher production and by-product credits.

The Company continues to expect 2011 attributable gold production at Boddington of approximately 750,000 to 800,000 ounces at CAS of between $580 and $620 per ounce, and 2011 attributable copper production of 70 to 80 million pounds at CAS of between $1.80 and $2.20 per pound.

Batu Hijau – Attributable gold and copper production during the second quarter at Batu Hijau in Indonesia were 26,000 ounces and 28 million pounds, respectively, at CAS of $490 per ounce and $1.23 per pound, respectively. Gold and copper production decreased 70% and 56% in the second quarter of 2011 from the prior year quarter, respectively, due to lower grade, throughput and recovery as a result of processing stockpiled material as expected, compared to mining high grade Phase 5 ore in the second quarter of 2010. Waste tons mined doubled as Phase 6 waste removal continues as planned. The Company expects Phase 6 ore to become the primary ore feed commencing in late 2013. CAS increased 67% per ounce and 86% per pound, respectively, over the prior year quarter due to lower production and higher waste mining costs, partially offset by higher by-product credits.

The Company continues to expect 2011 attributable gold production for Batu Hijau of approximately 110,000 to 140,000 ounces at CAS of between $400 and $440 per ounce, while attributable copper production is expected to be approximately 120 to 140 million pounds, at CAS of between $1.10 and $1.30 per pound.

Other Australia/New Zealand – Attributable gold production during the second quarter in other Australia/New Zealand was 244,000 ounces at CAS of $638 per ounce. Attributable gold production was 5% lower than the prior year quarter due to lower throughput at Tanami and Jundee and a build-up of in-process inventory at Jundee, partially offset by higher throughput at Kalgoorlie and Waihi. CAS were 20% higher than the prior year quarter due to lower production and higher operating costs which were driven by power and diesel prices and a stronger Australian dollar, net of hedging gains.

The Company continues to expect 2011 attributable gold production at the Other Australia/New Zealand operations of approximately 1.0 to 1.05 million ounces at CAS of between $700 and $770 per ounce.

Africa

Ahafo – Attributable gold production during the second quarter at Ahafo in Ghana was 146,000 ounces at CAS of $446 per ounce. Gold production increased 11% in the second quarter of 2011 from the prior year quarter due to higher mill ore grade and recovery as a result of mine sequencing. CAS per ounce increased 7% due to higher diesel prices and higher power, labor and royalty costs, partially offset by higher production.

The Company continues to expect 2011 attributable gold production at Ahafo of approximately 550,000 to 590,000 ounces at CAS of between $485 and $535 per ounce.

Capital Update

Consolidated capital expenditures were $618 million during the second quarter. Newmont is maintaining its 2011 attributable capital expenditure outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis. Capital spending through the first half of 2011 has been lower than expected across the portfolio, but is expected to accelerate in the second half of the year. For the remainder of the year, 40% of 2011 consolidated capital expenditures are expected to be associated with major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to correspond with growth and sustaining capital.

2011 Outlook (5,6)
	2011 Outlook	2011 Outlook	2011 Outlook	2011 Outlook
Region	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures	Expenditures
Nevada	1,800 - 1,900	$565 - $615	$460 - $520	$460 - $520
La Herradura	180 - 200	$480 - $510	$70 - $80	$70 - $80
Hope Bay	-	-	$70 - $100	$70 - $100
North America	1,980 - 2,100	$560 - $600	$600 - $700	$600 - $700
Yanacocha	675 - 725	$500 - $550	$310 - $400	$160 - $200
La Zanja	40 - 50	n/a	-	-
Conga	-	-	$550 - $700	$300 - $360
South America	715 - 775	$500 - $550	$900 - $1,100	$460 - $560
Boddington – Gold	750 - 800	$580 - $620	$210 - $255	$210 - $255
Other Australia/NZ	1,000 - 1,050	$700 - $770	$230 - $265	$230 - $265
Batu Hijau – Gold a	110 - 140	$400 - $440	$210 - $230	$95 - $110
Asia Pacific	1,860 - 1,990	$600 - $675	$650 - $750	$535 - $595
Ahafo	550 - 590	$485 - $535	$175 - $200	$175 - $200
Akyem	-	-	$300 - $375	$300 - $375
Africa	550 - 590	$485 - $535	$450 - $545	$475 - $575
Corporate/Other			$30 - $40	$30 - $40
Total Gold	5,100 - 5,300	$560 - $590 (b,c)	$2,700 - $3,000	$2,100 - $2,500
Boddington – Copper	70 - 80	$1.80 - $2.20	-	-
Batu Hijau – Copper (a)	120 - 140	$1.10 - $1.30	-	-
Total Copper	190 - 220	$1.25 - $1.50
(a) Assumes Batu Hijau economic interest of 48.5% for 2011
(b) 2011 Outlook Attributable CAS is $570 - $600 per ounce
(c) 2011 Outlook Net Attributable CAS (by-product basis) is $485 - $515 per ounce

Description	2011 Outlook Consolidated Expenses
($M)
General & Administrative	$190 - $200
Interest Expense	$235 - $245
DD&A	$1,025 - $1,035
Exploration Expense	$335 - $345
Advanced Projects & R&D	$400 - $450
Tax Rate	26% - 30%
Assumptions
Gold Price ($/ounce)	$1,450
Copper Price ($/pound)	$4.00
Oil Price ($/barrel)	$110
Australian Dollar Exchange Rate	1.05

(1) Newmont recorded a $136 million ($0.28 per share) accrual on an after-tax basis related to the St. Andrews Goldfields Ltd. litigation in "discontinued operations," as further described in the Company's 8-K filed on July 15, 2011.

(2) Non-GAAP measure; see page 11 for reconciliation.
(3) Payable on September 29, 2011 to shareholders of record on September 8, 2011.
(4) See page 12 for reconciliation between consolidated, attributable, and net attributable CAS.

(5) Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of July 29, 2011 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 13.

(6) The underlying oil price and Australian dollar exchange rate assumptions associated with the Company's Outlook have been updated to assume an average oil price of $110 per barrel and an average Australian dollar exchange rate of $1.05. CAS in 2011, inclusive of hedge gains and losses, are expected to change by approximately $5 per ounce for every $10 change in the oil price and by approximately $2 per ounce for every $0.10 change in the Australian dollar exchange rate.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales	$2,384	$2,153	$4,849	$4,395

Costs and expenses
Costs applicable to sales (1)	917	848	1,857	1,717
Amortization	250	231	506	455
Reclamation and remediation	43	13	57	26
Exploration	89	53	151	96
Advanced projects, research and development	86	57	154	103
General and administrative	50	43	95	88
Other expense, net	87	61	160	150
	1,522	1,306	2,980	2,635
Other income (expense)
Other income, net	48	44	79	92
Interest expense, net	(63)	(69)	(128)	(144)
	(15)	(25)	(49)	(52)
Income before income and
mining tax and other items	847	822	1,820	1,708
Income and mining tax expense	(187)	(283)	(492)	(424)
Equity income (loss) of affiliates	-	(2)	2	(4)
Income from continuing operations	660	537	1,330	1,280
Loss from discontinued operations	(136)	-	(136)	-
Net income	524	537	1,194	1,280
Net income attributable to noncontrolling interests	(137)	(155)	(293)	(352)
Net income attributable to Newmont stockholders	$387	$382	$901	$928

Net income attributable to Newmont stockholders:
Continuing operations	$523	$382	$1,037	$928
Discontinued operations	(136)	-	(136)	-
	$387	$382	$901	$928
Net Income attributable to Newmont stockholders per common share
Basic:
Continuing operations	$1.06	$0.78	$2.10	$1.89
Discontinued operations	(0.28)	-	(0.28)	-
	$0.78	$0.78	$1.82	$1.89
Diluted:
Continuing operations	$1.04	$0.77	$2.07	$1.87
Discontinued operations	(0.27)	-	(0.27)	-
	$0.77	$0.77	$1.80	$1.87

Cash dividends declared per common share	$0.20	$0.10	$0.35	$0.20

(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED CASH FLOW
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating activities:
Net income	$524	$537	$1,194	$1,280
Adjustments:
Amortization	250	231	506	455
Loss from discontinued operations	136	-	136	-
Reclamation and remediation	43	13	57	26
Deferred income taxes	(5)	16	(38)	(86)
Stock based compensation and other non-cash benefits	25	21	44	39
Gain on asset sales, net	(50)	(14)	(53)	(49)
Other operating adjustments and write-downs	52	27	97	67
Net change in operating assets and liabilities	(561)	(78)	(540)	(251)
Net cash provided from continuing operations	414	753	1,403	1,481
Net cash used in discontinued operations	(2)	-	(2)	(13)
Net cash provided from operations	412	753	1,401	1,468
Investing activities:
Additions to property, plant and mine development	(618)	(319)	(1,020)	(628)
Proceeds from sale of marketable securities	55	1	55	1
Purchases of marketable securities	(3)	(4)	(15)	(7)
Acquisitions, net	(2,284)	-	(2,291)	-
Proceeds from sale of other assets	-	14	6	52
Other	(12)	(12)	(15)	(23)
Net cash used in investing activities	(2,862)	(320)	(3,280)	(605)
Financing activities:
Proceeds from debt, net	775	-	775	-
Repayment of debt	(942)	(13)	(973)	(263)
Sale of noncontrolling interests	-	-	-	229
Acquisition of noncontrolling interests	-	(70)	-	(109)
Dividends paid to common stockholders	(99)	(49)	(173)	(98)
Dividends paid to noncontrolling interests	(2)	(87)	(17)	(307)
Proceeds from stock issuance, net	5	27	8	30
Change in restricted cash and other	-	2	-	48
Net cash used in financing activities	(263)	(190)	(380)	(470)
Effect of exchange rate changes on cash	35	(5)	58	(6)
Net change in cash and cash equivalents	(2,678)	238	(2,201)	387
Cash and cash equivalents at beginning of period	4,533	3,364	4,056	3,215
Cash and cash equivalents at end of period	$1,855	$3,602	$1,855	$3,602

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At June 30,	At December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$1,855	$4,056
Trade receivables	418	582
Accounts receivable	135	88
Investments	203	113
Inventories	671	658
Stockpiles and ore on leach pads	696	617
Deferred income tax assets	308	177
Other current assets	1,613	962
Current assets	5,899	7,253
Property, plant and mine development, net	16,663	12,907
Investments	1,675	1,568
Stockpiles and ore on leach pads	1,950	1,757
Deferred income tax assets	1,505	1,437
Other long-term assets	946	741
Total assets	$28,638	$25,663
LIABILITIES
Debt	$539	$259
Accounts payable	490	427
Employee-related benefits	229	288
Income and mining taxes	184	355
Other current liabilities	1,998	1,418
Current liabilities	3,440	2,747
Debt	3,771	4,182
Reclamation and remediation liabilities	1,032	984
Deferred income tax liabilities	2,735	1,488
Employee-related benefits	353	325
Other long-term liabilities	314	221
Total liabilities	11,645	9,947
Commitments and contingencies
EQUITY
Common stock	780	778
Additional paid-in capital	8,330	8,279
Accumulated other comprehensive income	1,310	1,108
Retained earnings	3,908	3,180
Newmont stockholders' equity	14,328	13,345
Noncontrolling interests	2,665	2,371
Total equity	16,993	15,716
Total liabilities and equity	$28,638	$25,663

Regional Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Gold
Consolidated ounces produced (thousands):
North America
Nevada	357	420	790	853
La Herradura	53	43	102	83
	410	463	892	936
South America
Yanacocha	342	353	630	776

Asia Pacific
Boddington	205	184	370	342
Batu Hijau	51	169	147	335
Other Australia/New Zealand	244	256	543	532
	500	609	1,060	1,209
Africa
Ahafo	146	132	332	252
	1,398	1,557	2,914	3,173

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	16	15	30	29
Batu Hijau	58	133	146	278
	74	148	176	307

Gold
Attributable ounces produced (thousands):
North America
Nevada	357	420	790	853
La Herradura	53	43	102	83
	410	463	892	936
South America
Yanacocha	175	181	323	398
Other South America Equity Interests	18	-	30	-
	193	181	353	398

Asia Pacific
Boddington	205	184	370	342
Batu Hijau	26	82	72	170
Other Australia/New Zealand	244	256	543	532
Other Asia Pacific Equity Interests	4	-	8	-
	479	522	993	1,044
Africa
Ahafo	146	132	332	252
	1,228	1,298	2,570	2,630

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	16	15	30	29
Batu Hijau	28	65	71	141
	44	80	101	170

CAS and Capital Expenditures

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
Gold
Costs Applicable to Sales ($/ounce)	(1)
North America
Nevada		$636	$584	$640	$592
La Herradura		514	431	456	389
		620	570	619	573
South America
Yanacocha		545	389	561	380
Asia Pacific
Boddington		641	582	620	560
Batu Hijau		490	294	384	253
Other Australia/New Zealand		638	533	595	545
		620	491	570	475
Africa
Ahafo		446	416	449	475
Average		$583	$485	$570	$481
Attributable to Newmont		$588	$507	$575	$506
Copper
Costs Applicable to Sales ($/pound)	(1)
Asia Pacific
Boddington		$1.94	$1.55	$2.06	$1.80
Batu Hijau		1.23	0.66	1.07	0.66
Average		$1.34	$0.77	$1.21	$0.78
Attributable to Newmont		$1.41	$0.86	$1.32	$0.88
(1) Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
Consolidated Capital Expenditures ($ million)
North America
Nevada		$133	$69	$228	$117
Hope Bay		22	39	41	48
La Herradura		11	8	27	22
		166	116	296	187
South America
Yanacocha		86	28	127	68
Conga		187	26	251	43
		273	54	378	111
Asia Pacific
Boddington		26	33	75	81
Batu Hijau		48	5	88	33
Other Australia/New Zealand		72	35	134	71
Other Asia Pacific		2	1	4	3
		148	74	301	188
Africa
Ahafo		22	30	37	51
Akyem		39	16	67	22
		61	46	104	73
Corporate and Other		4	8	18	11
Total - Accrual Basis		$652	$298	$1,097	$570
Change in Capital Accrual		(34)	21	(77)	58
Total - Cash Basis		$618	$319	$1,020	$628
Attributable to Newmont (Accrual Basis)		$494	$269	$868	$500

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Six Months ended
	June 30,		June 30,
(in millions except per share, after-tax)	2011	2010	2011	2010
GAAP Net income (1)	$ 387	$ 382	$ 901	$ 928
Fronteer acquisition costs	17	-	18	-
PTNNT community contribution	-	-	-	13
Asset sales/impairments	(30)	(5)	(32)	(28)
Income tax benefit from internal restructuring	(65)	-	(65)	(127)
Loss from discontinued operations	136	-	136	-
Adjusted net income	$ 445	$ 377	$ 958	$ 786
Adjusted net income per share, basic	$ 0.90	$ 0.77	$ 1.94	$ 1.60

(1) Attributable to Newmont stockholders.

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Costs applicable to sales:
Consolidated per financial statements	$811	$750	$1,634	$1,503
Noncontrolling interests (1)	(111)	(92)	(205)	(185)
Attributable to Newmont	$700	$658	$1,429	$1,318

Gold sold (thousand ounces):
Consolidated	1,391	1,546	2,869	3,127
Noncontrolling interests (1)	(201)	(248)	(383)	(524)
Attributable to Newmont	1,190	1,298	2,486	2,603

Costs applicable to sales per ounce:
Consolidated	$583	$485	$570	$481
Attributable to Newmont	$588	$507	$575	$506

Costs applicable to sales per pound
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Costs applicable to sales:
Consolidated per financial statements	$106	$98	$223	$214
Noncontrolling interests (1)	(41)	(38)	(87)	(81)
Attributable to Newmont	$65	$60	$136	$133

Copper sold (million pounds):
Consolidated	79	128	184	275
Noncontrolling interests (1)	(33)	(58)	(81)	(123)
Attributable to Newmont	46	70	103	152

Costs applicable to sales per pound:
Consolidated	$1.34	$0.77	$1.21	$0.78
Attributable to Newmont	$1.41	$0.86	$1.32	$0.88

Net attributable costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Attributable costs applicable to sales:
Gold	$700	$658	$1,429	$1,318
Copper	65	60	136	133
	765	718	1,565	1,451

Copper revenue:
Consolidated	(296)	(298)	(718)	(792)
Noncontrolling interests (1)	125	133	315	343
	(171)	(165)	(403)	(449)
Net attributable costs applicable to sales	$594	$553	$1,162	$1,002

Attributable gold ounces sold (thousands)	1,190	1,298	2,486	2,603
Net attributable costs applicable to sales per ounce	$499	$426	$467	$385

(1) Relates to partners' interests in Batu Hijau and Yanacocha

Conference Call Information:

The second quarter conference call will be held on Friday, July 29, at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) and it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7065
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.462.8985
Intl Replay Number	203.369.1370
Replay Passcode	2011
Webcast Details
URL	http://www.newmont.com/our-investors

The Second Quarter 2011 results and related financial and statistical information will be available prior to market open on July 29, 2011 on the "Investor Relations" section of the Company's web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company's website.

Cautionary Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures; and (iv) expectations regarding the development, growth and exploration potential of the Company's projects, including, without limitation, Akyem. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com; or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com; or Monica Brisnehan, +1-303-837-5836, monica.brisnehan@newmont.com; or Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com